UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2006

SAVVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29375	43-1809960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 SAVVIS Parkway, Town & Country, Missouri	63017
(Address of Principal Executive Office)	(Zip Code)

Registrant’s telephone number, including area code: (314) 628-7000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On June 30, 2006, SAVVIS, Inc. (“Registrant”) completed the exchange of all its shares of Series A Convertible Preferred Stock, par value $.01 per share, for 37,417,347 shares of the Registrant’s common stock, par value $.01 per share (the “Exchange”). In connection with the Exchange, the Registrant amended the Investor Rights Agreement dated as of March 6, 2002, as amended, among the Registrant and certain stockholders of the Registrant to grant to the stockholders demand and piggyback registration rights with respect to the shares of common stock issued by the Registrant in the Exchange (the “Amended Rights Agreement”). This description of the Amended Rights Agreement is qualified in its entirety by the full text of the Amended Rights Agreement filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

On June 30, 2006, pursuant to the Exchange and Recapitalization Agreement dated May 10, 2006, between the Registrant and the holders of its Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”), the Registrant issued to the holders of the Series A Preferred Stock 37,417,347 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), in exchange for all of their shares of Series A Preferred Stock. Issuance of the Common Stock in exchange for the Series A Preferred Stock was completed in accordance with the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended. Following the Exchange, the Registrant has 50,827,023 million shares of Common Stock outstanding.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description
10.1	Amendment No. 2, dated as of May 10, 2006, to the Investors Rights Agreement, among the Registrant, Welsh, Carson, Andersen & Stowe VIII, L.P., and the other investors named therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAVVIS, INC.

Date: July 5, 2006	By:	/s/ Jeffrey H. VonDeylen
	Name:	Jeffrey H. VonDeylen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Amendment No. 2, dated as of May 10, 2006, to the Investors Rights Agreement, among the Registrant, Welsh, Carson, Andersen & Stowe VIII, L.P., and the other investors named therein.